News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, July 12, 2022 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $0.9133 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after August 15, 2022 to Common Stock shareholders of record at the close of business on July 22, 2022, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on July 22, 2022.

P&G has been paying a dividend for 132 consecutive years since its incorporation in 1890 and has increased its dividend for 66 consecutive years. This reinforces our commitment to return cash to shareholders, many of whom rely on the steady, reliable income earned with their investment in P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

#   #   #
P&G Media Contact
Jennifer Corso
+1-513-983-2570

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974